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                                                                    EXHIBIT 23.3



                       Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. ________) of FPA Medical Management, Inc. and in the related Prospectus of our report dated February 22, 1996, with respect to the 1995 and 1994 consolidated financial statements of AHI Healthcare Systems, Inc. included in the Current Report on Form 8-K as amended by Form 8-K/A of FPA Medical Management, Inc. dated March 17, 1997 and May 28, 1997, and the Current Report on Form 8-K dated July 31, 1997, which includes the Supplemental Consolidated Financial Statements of FPA Medical Management, Inc., filed with the Securities and Exchange Commission.

                                           /s/ ERNST & YOUNG LLP

                                               ERNST & YOUNG LLP


Los Angeles, California
August 18, 1997